                                                                      EXHIBIT 12


                                COTTER & COMPANY

      SCHEDULE OF COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

         FOR THE QUARTERS ENDED MARCH 29, 1997 AND MARCH 30, 1996 AND

           FOR THE FISCAL YEARS ENDED 1996, 1995, 1994, 1993, AND 1992

                                (000'S OMITTED)


                                   QUARTER ENDED     QUARTER ENDED                               YEAR END
                                   ----------------------------------------------------------------------------------------------
                                   MARCH 29, 1997    MARCH 30, 1996      1996         1995         1994        1993         1992
                                   --------------    --------------      ----         ----         ----        ----         ----
NET EARNINGS AFTER TAX                $ 1,071           $ 2,083        $52,410     $59,037      $60,318      $57,023      $60,629

ADD: TAX PROVISION                        160               175            362         176        1,163        2,582          389
                                      -------           -------        -------     -------      -------      -------      -------
PRETAX INCOME                           1,231             2,258         52,772      59,213       61,481       59,605       61,018
                                      -------           -------        -------     -------      -------      -------      -------
ADD: FIXED CHARGES

   INTEREST PAID TO MEMBERS             4,297             4,658         18,460      20,627       22,894       24,458       25,716
   OTHER INTEREST PAID                  3,033             2,229         10,175       9,298        7,493        7,429        7,273
                                      -------           -------        -------     -------      -------      -------      -------
   TOTAL INTEREST EXPENSE               7,330             6,887         28,635      29,925       30,387       31,887       32,989
                                      -------           -------        -------     -------      -------      -------      -------
   RENTAL EXPENSES                      3,486             3,755         14,971      10,063        9,098        8,749        6,850
   % OF RENTAL EXPENSES                 33.33%            33.33%         33.33%      33.33%       33.33%       33.33%       33.33%
                                      -------           -------        -------     -------      -------      -------      -------
   APPLICABLE RENTAL EXPENSES           1,162             1,252          4,990       3,354        3,032        2,916        2,283
                                      -------           -------        -------     -------      -------      -------      -------
   TOTAL FIXED CHARGES                  8,492             8,139         33,625      33,279       33,419       34,803       35,272
                                      -------           -------        -------     -------      -------      -------      -------
PRETAX EARNINGS BEFORE
   FIXED CHARGES                      $ 9,723           $10,397        $86,397     $92,492      $94,900      $94,408      $96,290
                                      =======           =======        =======     =======      =======      =======      =======
PRETAX EARNINGS
RATIO TO FIXED CHARGES                   1.14              1.28           2.57        2.78         2.84         2.71         2.73
                                      =======           =======        =======     =======      =======      =======      =======